EXHIBIT 99.2

Board Policy on Director Elections

Board Policy on Director Elections

In accordance with the Corporation’s Bylaws, if no shareholder gives notice of an intention to nominate one or more candidates to compete with the Board’s nominees in a Director election, or if any such notice has been given but is withdrawn by the submitting shareholder on or before the record date for the meeting at which such election is to take place, a nominee must receive more votes cast for than against his or her election or re-election in order to be elected or re-elected to the Board.

The Board expects a Director to tender his or her resignation as a member of the Board and the boards of directors of all affiliates if he or she fails to receive the required number of votes for re-election. The Board shall nominate for election or re-election as a Director only candidates who agree to tender, promptly following the annual meeting at which they are elected or re-elected as Director, irrevocable resignations that will be effective upon (i) the failure to receive the required vote at the next annual meeting at which they will face re-election and (ii) Board acceptance of such resignation. In addition, the Board shall fill Director vacancies and new directorships only with candidates who agree to tender, promptly following their appointment to the Board, the same form of resignation tendered by other Directors in accordance with this Board Policy.

If an incumbent Director fails to receive the required vote for re-election, the Compensation, Nominating and Governance Committee (the “Committee”) will act on an expedited basis to determine whether to recommend acceptance of the Director’s resignation and will submit such recommendation for prompt consideration by the Board.

The Committee and the Board may consider any factors they deem relevant in deciding whether to accept a Director’s resignation. The Board will promptly disclose its decision-making process and decision whether to accept the Director’s resignation (or the reasons for not accepting the resignation, if applicable) in a Form 8-K furnished to the Securities and Exchange Commission.

The Board expects each Director whose resignation is under consideration to abstain from participating in any decision (whether by the Committee or by the Board) regarding that resignation. If each member of the Committee fails to receive the required vote in favor of his or her election at the same meeting, then those independent Directors who did receive the required vote or who did not face re-election at that meeting shall appoint a committee among themselves to determine whether to recommend to the Board acceptance of the resignations of those Directors who did not receive the required vote. However, if there are fewer than three independent Directors who did receive the required vote or who did not face re-election at that meeting, all Directors may participate in the decision regarding acceptance of resignations of those Directors who did not receive the required vote.